Exhibit 99.1

ProPhase Labs Announces Financial Results for the Three Months Ended September 30, 2024

Highlights Q4 2024 and Q1 2025 with multiple potential liquidity events, growth in multiple subsidiaries as well as potentially significant reduction in overhead and expenses

Company to hold a virtual conference call Wednesday, November 13, 2024, at 11:00 AM ET

GARDEN CITY, NY, November 13, 2024 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH) (“ProPhase” or the “Company”), a next-generation biotech, genomics, and diagnostics company, today reported its financial and operational results for the three months ended September 30, 2024. The Company also highlighted substantial progress in its ongoing strategic initiatives, which are expected to drive significant revenue growth and potentially significant liquidity events in the upcoming quarters.

Key Highlights:

Pharmaloz Manufacturing projects $15+ million revenues and $5+ million pre-tax earnings over next 12 months not including potential contribution from second manufacturing line.

Developing a potential strategy before year-end to eliminate approximately $6 million per year in overhead and expenses in 2025 to focus on core assets and initiatives.

Company Initiates BE-Smart Esophageal Cancer Test Strategic Partnership Discussions

DNA Complete and DNA Expand successfully launch; Anticipates Strong Holiday Gift Giving Season

Equivir major clinical study results due shortly with anticipated launch around year-end.

Pharmaloz Manufacturing:

●	Hired ThinkEquity investment bank to explore strategic alternatives including a potential sale of Pharmaloz Manufacturing.
●	The Company estimates $15 million+ in revenues over the next 12 months starting in Q4 2024. This does not include any contribution from the planned second lozenge manufacturing line.
●	In late-stage discussions with a major lozenge brand to enter a long-term contract to take over the entire capacity of the planned second lozenge manufacturing line. The Company estimates that this long term contract would add an additional $20-$25 million of revenues in its first full year of production and have the potential to grow further over time.
●	Signed two top-tier lozenge brands, which we expect to add approximately $5million in annualized revenues with strong profit margins.
●	Also, in discussions to add several additional lozenge brands.
●	Starting in January 2025, a large new customer is expected to start production of a non-seasonal lozenge, improving off-season business.
●	Lozenge manufacturing line #2 is built and is ready to be delivered.
●	Lozenge line #3 planned for H2 2025, which would increase capacity significantly.
●	The new lines are highly automated, include key dry feed systems, require less labor and are therefore expected to deliver both increased revenues and improved margins.

BE-Smart Esophageal Cancer Test:

●	The Company has initiated strategic partnership discussions with two multi-billion-dollar cancer diagnostic testing companies in collaboration with Forward Healthcare Consultants (FHC).
●	Also working with FHC to secure market access, insurance reimbursement and engage physician networks.
●	Received additional samples from Mayo Clinic for expanded data analysis.
●	Pursuing validation through additional studies and peer-reviewed publications.

DNA Complete and DNA Expand:

●	Launched with a comprehensive marketing campaign led by industry experts.
●	Offers advanced genetic analysis, competitive pricing, and faster turnaround times.
●	Introduced subscription services, enhancing customer engagement and creating opportunities to generate high-margin revenue.
●	Prioritizes data security with world-class cybersecurity measures.

Equivir Clinical Trial:

●	Trial completed; final statistical analysis expected by end of November.
●	Preliminary review of final data is encouraging, supporting key claims for future sales.
●	Preparing a peer-reviewed paper detailing trial results, expected by end of Q4.
●	Positioned as a pioneering, sugar-free supplement with clinical evidence supporting efficacy as both a therapeutic (shortening both duration and severity of symptoms) and as a prophylactic enhancing immunity against upper respiratory infections.
●	Anticipating strong retail interest, leveraging the extensive marketing platforms of DNA Complete.

Financial Outlook:

ProPhase anticipates significant sequential improvement in revenues and EBITDA in Q4 2024, and beyond, driven by strategic advancements across its subsidiaries. The company remains financially strong, with $3.1 million in cash and cash equivalents as of November 12, 2024, and an improved working capital position from the quarter end.

CEO Commentary:

Ted Karkus, ProPhase Labs’ Chief Executive Officer, commented:

“Q3 2024 showcased the significant potential of our subsidiaries. Pharmaloz has a tremendous short-term and long-term outlook for growth and potential sale. BE-Smart has the potential to one day achieve a $1+ billion valuation. The probability of achieving this potential is further heightened by the collaboration with Forward Healthcare Consultants. This could include a significant partnership with a major cancer diagnostic testing company in the coming months. The successful launch of DNA Complete and DNA Expand is the result of dedicated efforts by our leadership and consultants, notably Jason Karkus and Stu Hollenshead, and we look forward to a strong holiday season. And the beauty of DNA Expand is that it will include a subscription and does not require additional lab sequencing. The margins on this initiative should be quite significant. And finally, Equivir is to follow just a couple of months after the launch of our DNA family of products. Given our historical success in building and selling the Cold-EEZE brand for $50 million, we believe that Equivir has even greater potential.

Our strategic moves position us well for substantial growth in Q4 2024 and beyond. Given the new growth and profitability at Pharmaloz, the recent launch of DNA Complete and DNA Expand, and the soon to launch Equivir, when combined with potential and significant reductions in overhead and expenses before year-end, our outlook for 2025 is exciting to say the least. As always, we remain focused on maximizing shareholder value through disciplined execution and strategic expansion.”

Third Quarter 2024 Financial Results

Three Months Ended September 30, 2024 as Compared to the Three Months Ended September 30, 2023

For the three months ended September 30, 2024, net revenue was $3.1 million as compared to $8.4 million for the three months ended September 30, 2023. The decrease in net revenue was the result of a $2.5 million decrease in net revenue from diagnostic services, and a $2.7 million decrease in consumer products. The decrease in net revenue for diagnostic services was due to decreased COVID-19 testing volumes compared to the 2023 period. Overall diagnostic testing volume decreased from 13,000 tests in the three months ended September 30, 2023 to zero tests in the three months ended September 30, 2024. None of the tests during the three months ended June 30, 2023 were reimbursed by the HRSA uninsured program.

Cost of revenues for the three months ended September 30, 2024 were $3.3 million, comprised of $0.5 million for diagnostic services and $2.8 million for consumer products. Cost of revenues for the three months ended September 30, 2023 were $6.0 million, comprised of $1.8 million for diagnostic services and $4.2 million for consumer products.

We realized a gross margin loss of $0.2 million for the three months ended September 30, 2024 as compared to a gross margin profit of $2.3 million for the three months ended September 30, 2023. The decrease of $2.5 million was comprised of a decrease of $1.2 million in diagnostic services, and a decrease of $1.3 million in consumer products. For the three months ended September 30, 2024 and 2023, we realized an overall gross margin of (5.2)% and 27.8%, respectively. Gross margin for diagnostic services was zero or not applicable due to no revenue and 27.8% in the 2024 and 2023 comparable periods, respectively. Gross margin for consumer products was 10.7% and 27.8% in the 2024 and 2023 comparable periods, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended September 30, 2024 were zero compared to $0.1 million for the three months ended September 30, 2023. The decrease in diagnostic service costs of $0.1 million for the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 was due to decreased COVID-19 testing volumes in 2024 compared to the 2023 period.

General and administration expenses for the three months ended September 30, 2024 were $7.7 million as compared to $8.2 million for the three months ended September 30, 2023. The decrease in general and administration expenses of $0.6 million for the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 was principally related to a decrease in personnel expenses and professional fees associated with our diagnostic services business.

Research and development costs for the three months ended September 30, 2024 were $122,000 as compared to $428,000 for the three months ended September 30, 2023. The decrease in research and development costs of $306,000 for the three months ended September 30, 2024 as compared to the three months ended September 30, 2023 was principally due to decreased activities related to product research and field testing as a result of refined focus and efforts.

As a result of the effects described above, net loss for the three months ended September 30, 2024 was $6.6 million, or $(0.35) per share, as compared to net loss of $5.1 million, or $(0.30) per share, for the three months ended September 30, 2023. Diluted loss per share for the three months ended September 30, 2024 and 2023 were $(0.35) per share and $(0.30) per share, respectively.

Our aggregate cash and cash equivalents as of September 30, 2024 were $1.1 million as compared to $2.1 million at December 31, 2023. Our working capital was $13.5 million and $26.7 million as of September 30, 2024 and December 31, 2023, respectively. The decrease of $1.1 million in our cash and cash equivalents for the nine months ended September 30, 2024 was principally due to $14.0 million cash used in operating activities, capital expenditures of $1.1 million, and repayment of notes payable for $2,508,000, offset by proceeds from the sale of marketable debt securities of $3.4 million, proceeds from issuance of common stock, notes payable and mortgage loan of $13.0 million.

Conference Call Details:

To participate in the virtual conference call on November 13, 2024, at 11:00 AM ET, please register at:

https://www.renmarkfinancial.com/events/third-quarter-2024-results-virtual-conference-call-nasdaq-prph-B7BiIzlRxh

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) is a next-generation biotech, genomics and diagnostics company. Our goal is to create a healthier world with bold action and the power of insight. We believe we are revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. Our world-class CLIA labs and cutting-edge diagnostic technology provide wellness solutions for healthcare providers and consumers. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ subsidiaries and their strategic synergies highlight our potential for long-term value.

For more information, visit www.ProPhaseLabs.com

Forward Looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements include statements related to our strategy, plans, objectives and initiatives, including our expectations regarding the future revenue growth potential of each of our subsidiaries, the projected value of a sale of PMI, our expectations relating to PMI’s existing and new contracts, production, revenue, and earnings, the anticipated timing for the installation of additional lozenge lines and their ability to increase capacity and revenue, our expectation of potential and significant reductions in overhead and expenses before year-end, our expectations regarding outcomes of strategic discussions with healthcare consultants, advisors, and partners for BE-Smart, the success of the commercialization plan for BE-Smart, our expectations of revenue and earnings from a partnership for BE-Smart, our ability to enter into new domestic and international long-term contracts for our DNA Complete business and the financial impact of any such contracts, our anticipated expenses, ability to obtain funding for our operations and the sufficiency of our cash resources, and the expected timeline for completion of final statistical analysis of our Equivir clinical trial. The Company cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, risks related to prevailing market conditions, the impact of general economic, industry or political conditions in the United States, and the Company’s ability to satisfy customary closing conditions associated with the offering. Management believes that these forward-looking statements are reasonable as and when made. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

212-812-7680

Jboidman@renmarkfinancial.com

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$501	$1,609
Restricted cash	593	540
Marketable securities, available for sale	2	3,127
Accounts receivable, net	31,638	36,313
Inventory, net	3,966	3,841
Prepaid expenses and other current assets	5,535	2,155
Total current assets	42,235	47,585

Property, plant and equipment, net	13,851	12,898
Prepaid expenses, net of current portion	431	832
Operating lease right-of-use asset, net	4,234	4,572
Intangible assets, net	10,396	12,333
Goodwill	5,231	5,231
Deferred tax asset	14,576	7,313
Other assets	854	1,163
TOTAL ASSETS	$91,808	$91,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,459	$9,383
Accrued diagnostic services	38	314
Accrued advertising and other allowances	122	24
Finance lease liabilities	3,897	1,840
Operating lease liabilities	971	953
Short-term loan payable, net of discount of $758	2,670	—
Deferred revenue	1,647	2,382
Income tax payable	2,274	3,278
Other current liabilities	1,620	2,683
Total current liabilities	28,698	20,857

Non-current liabilities:
Secured long-term debt, net of discount of $324 and $341	2,925	2,924
Unsecured promissory notes, net of discount of $142 and $266	9,858	7,334
Due to sellers (see Note 3)	2,000	2,000
Deferred revenue, net of current portion	928	1,100
Operating lease liabilities, net of current portion	3,663	4,237
Finance lease liabilities, net of current portion	3,885	4,092
Total non-current liabilities	24,984	21,687
Total liabilities	53,682	42,544

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 19,078,529 and 18,045,029 shares outstanding, respectively	18	18
Additional paid-in capital	126,339	118,694
Accumulated deficit	(24,034)	(5,029)
Treasury stock, at cost, 18,940,967 and 18,940,967 shares, respectively	(64,000)	(64,000)
Accumulated other comprehensive loss	(197)	(300)
Total stockholders’ equity	38,126	49,383
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,808	$91,927

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues, net	$3,146	$8,365	$9,254	$40,885
Cost of revenues	3,311	6,038	10,328	21,590
Gross (loss) profit	(165)	2,327	(1,074)	19,295

Operating expenses:
Diagnostic expenses	—	132	—	1,932
General and administration	7,650	8,245	22,455	26,480
Research and development	122	428	533	1,144
Total operating expenses	7,772	8,805	22,988	29,556
Loss from operations	(7,937)	(6,478)	(24,062)	(10,261)

Interest income, net	—	1	—	39
Interest expense	(1,158)	(275)	(2,316)	(781)
Other (expense) income	—	(33)	12	(132)
Loss from operations before income taxes	(9,095)	(6,785)	(26,366)	(11,135)
Income tax benefit	2,508	1,644	7,361	3,104
Loss from operations after income taxes	(6,587)	(5,141)	(19,005)	(8,031)
Net loss	$(6,587)	$(5,141)	$(19,005)	$(8,031)

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	1	(2,032)	103	(2,201)
Total comprehensive loss	$(6,586)	$(7,173)	$(18,902)	$(10,232)

Loss per share:
Basic	$(0.35)	$(0.30)	$(1.02)	$(0.47)
Diluted	$(0.35)	$(0.30)	$(1.02)	$(0.47)

Weighted average common shares outstanding:
Basic	19,079	17,175	18,672	16,924
Diluted	19,079	17,175	18,672	16,924

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the nine months ended
	September 30, 2024	September 30, 2023
Cash flows from operating activities
Net loss	$(19,005)	$(8,031)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Realized loss on marketable debt securities	18	(3)
Depreciation and amortization	5,693	4,435
Amortization of debt discount	1,000	97
Amortization on operating lease right-of-use assets	338	325
Stock-based compensation expense	3,021	2,860
Accounts receivable allowances	—	718
Credit loss expense, direct write-off	—	74
Inventory reserve	21	—
Gain from disposal of fixed assets	(91)	—
Changes in operating assets and liabilities:
Accounts receivable	4,675	(2,380)
Inventory	(146)	(1,078)
Prepaid expenses and other current assets	(4,218)	(938)
Deferred tax asset	(7,427)	(4,350)
Other assets	853	—
Accounts payable and accrued expenses	6,069	(438)
Accrued diagnostic services	(276)	(768)
Accrued advertising and other allowances	98	14
Deferred revenue	(907)	(315)
Deferred tax liability	—	(307)
Operating lease liabilities	(1,710)	(139)
Income tax payable	(1,004)	(881)
Other liabilities	(969)	(30)
Net cash used in operating activities	(13,967)	(11,135)

Cash flows from investing activities
Business acquisitions, escrow received	—	478
Asset acquisitions, net of cash acquired	—	(2,904)
Purchase of marketable securities	—	(3,819)
Proceeds from maturities of marketable securities	—	4,168
Proceeds from sales of marketable securities	3,374	3,817
Proceeds from sales of fixed assets	229	—
Capital expenditures	(1,141)	(1,845)
Net cash provided by (used in) investing activities	2,462	(105)

Cash flows from financing activities
Proceeds from issuance of note payable, net	8,334	7,600
Proceeds from issuance of common shares, net	4,624	—
Repurchases of common shares	—	(588)
Repurchase of common stock for payment of statutory taxes due on cashless exercise of stock option	—	(5,379)
Repayment of note payable	(2,508)	—
Net cash provided by financing activities	10,450	2,833

Decrease in cash, cash equivalents and restricted cash	(1,055)	(8,407)
Cash, cash equivalents and restricted cash at the beginning of the period	2,149	9,109
Cash, cash equivalents and restricted cash at the end of the period	$1,094	$702

Supplemental disclosures:
Cash paid for income taxes	$860	$3,000
Interest payment on the promissory notes	$2,126	$740

Supplemental disclosure of non-cash investing and financing activities:
Stock-based compensation included in the prepaid expense	$—	$1,138
Net unrealized loss, investments in marketable debt securities	$267	$2,083
Assets obtained in exchange for new finance lease obligations	$3,699	$6,201
Reclassification between prepaid expenses and other assets	$544	$—
Accrued offering cost	$22	$—
Issuance of warrants with unsecured promissory note	$—	$398
Common stock issued in asset acquisition	$—	$1,000

Non-GAAP Financial Measures and Reconciliation

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define “EBITDA” as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended		For the nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
GAAP net income (1)	$(6,587)	$(5,141)	$(19,005)	$(5,141)
Interest, net	1,158	274	2,316	274
Income tax benefit	(2,508)	(1,644)	(7,361)	(1,644)
Depreciation and amortization	2,390	3,143	5,693	3,143
EBITDA	(5,547)	(3,368)	(18,357)	(3,368)
Share-based compensation expense	636	744	3,021	744
Non-cash rent expense (2)	471	99	236	99
Credit loss expense	—	—	—	—
Adjusted EBITDA	$(4,440)	$(2,525)	$(15,100)	$(2,525)

(1)	We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.